UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
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AVANIR PHARMACEUTICALS

(Name of Registrant as Specified In Its Charter)
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11388 Sorrento Valley Road
San Diego, California 92121

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held On Monday, February 6, 2006

      We will hold our annual meeting of shareholders at the Hilton La Jolla Torrey Pines, located at 10950 North Torrey Pines Road, La Jolla, California, on Monday, February 6, 2006, at 9:00 a.m. local time for the following purposes:

1. To elect three Class II directors to serve three-year terms.

2. To approve an amendment to the Company’s 2005 Equity Incentive Plan.

3. To renew the authority of the Board of Directors to effect a reverse stock split of our Class A common stock at any time before March 31, 2007 at a specific ratio to be determined by the Board of Directors within a range from 1-for-2 to 1-for-5.

4. To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2006.

5. To transact any other business that may properly come before the meeting or any adjournment of the meeting.
      The foregoing items of business are more fully described in the proxy statement accompanying this notice. Only holders of record of our Class A common stock at the close of business on Monday, December 19, 2005, will be entitled to notice of and to vote at the meeting or any adjournment thereof. We cordially invite each of our shareholders to attend and vote at the meeting in person.

By Order of the Board of Directors,

Gregory P. Hanson, CMA
Secretary
San Diego, California
January 6, 2006
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY. A MAJORITY OF THE SHARES MUST BE REPRESENTED AT THE MEETING, EITHER IN PERSON OR BY PROXY, TO CONSTITUTE A QUORUM. IF YOU PLAN TO ATTEND THE MEETING, YOU MAY VOTE IN PERSON EVEN IF YOU SEND IN YOUR PROXY.

i

11388 Sorrento Valley Road
San Diego, California 92121

PROXY STATEMENT FOR
2006 ANNUAL MEETING OF SHAREHOLDERS
To Be Held On FEBRUARY 6, 2006

GENERAL INFORMATION
      This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Avanir Pharmaceuticals (the “Company”) for use at the Company’s 2006 annual meeting of shareholders, to be held on Monday, February 6, 2006, at 9:00 a.m. local time (the “annual meeting”). The meeting will be held at the Hilton La Jolla Torrey Pines, located at 10950 North Torrey Pines Road, La Jolla, California. This proxy statement and the accompanying form of proxy will be mailed to our shareholders on or about January 6, 2006.
      In order for a proxy to be effective, it must be properly executed and received prior to the annual meeting. Each proxy properly tendered will, unless otherwise directed by the shareholder, be voted FOR the proposals and nominees described in this proxy statement and at the discretion of the proxy holder(s) with regard to all other matters that may properly come before the meeting.
      We will provide copies of this proxy statement, notice of annual meeting and accompanying materials to brokerage firms, fiduciaries and custodians for forwarding to beneficial owners and will reimburse these persons for their costs of forwarding these materials. Our directors, officers and employees may also solicit proxies by telephone, facsimile, or personal solicitation; however, we will not pay additional compensation for any of these services. In addition, we may retain a proxy solicitation firm or other third party to assist us in collecting or soliciting proxies from our shareholders. If we retain a proxy solicitor, we expect that the costs of these services, exclusive of out-of-pocket costs, will not exceed $20,000.
Shares Outstanding and Voting Rights
      Only holders of record of our Class A common stock at the close of business on December 19, 2005 (the “record date”), are entitled to notice of and to vote at the annual meeting. On the record date, 116,049,821 shares of Class A common stock were issued and outstanding. Each share of Class A common stock is entitled to one vote on all matters to be voted upon at the annual meeting. Holders of Class A common stock do not have the right to cumulative voting in the election of directors. The presence, in person or by proxy, of the holders of a majority of the outstanding shares on the record date will constitute a quorum for the transaction of business at the annual meeting and any adjournment thereof.
      Persons who hold shares of Avanir directly on the record date (“record holders”) must return the enclosed proxy card or attend the annual meeting in person in order to vote on the proposals. Persons who hold shares of Avanir indirectly on the record date through a brokerage firm, bank or other financial institution (“beneficial holders”) must return the enclosed voting instruction form to have their shares voted on their behalf. Brokerage firms, banks or other financial institutions that do not receive voting instructions from beneficial holders may vote these shares on behalf of the beneficial holders or may return a proxy leaving these shares un-voted (a “broker non-vote”).
      Abstentions and broker non-votes will be counted for the purpose of determining the presence or absence of a quorum, but will not be counted for the purpose of determining the number of votes cast on a given proposal. Because directors are elected by plurality, abstentions and broker non-votes will be entirely excluded from the vote and will have no effect on its outcome. Proposals No. 2 and 4 must be approved by a majority of the shares cast on that proposal, provided that the total votes cast in favor represents at least a majority of the quorum required for the meeting. As a result, abstentions and broker non-votes on these proposals will generally have no effect, unless an insufficient number of shares are voted to satisfy the majority-of-a-quorum requirement. Proposal No. 3 must be approved by a majority of the outstanding shares of Class A common stock. As a result, abstentions and broker non-votes have the same effect as a vote against this proposal. We encourage you to vote by returning your proxy or voting instruction form. This ensures that your shares will be voted at the meeting and reduces the likelihood that the Company will be forced to incur additional expenses soliciting proxies for the annual meeting.
      Any record holder may attend the annual meeting in person and may revoke the enclosed proxy at any time by:

•	executing and delivering to the corporate secretary a later-dated proxy;

•	delivering a written revocation to the corporate secretary before the meeting; or

•	voting in person at the annual meeting.
      Beneficial holders who wish to change or revoke their voting instructions should contact their brokerage firm, bank or other financial institution for information on how to do so. Beneficial holders who wish to attend the annual meeting and vote in person should contact their brokerage firm, bank or other financial institution holding shares of Avanir on their behalf in order to obtain a “legal proxy”, which will allow them to vote in person at the meeting.
PROPOSAL NO. 1
ELECTION OF DIRECTORS
      The Board of Directors has fixed the current number of directors at nine. The bylaws of the Company provide that the Board of Directors be divided into three classes as nearly equal in number as reasonably possible, with directors in each class serving three-year terms. Currently, the Class II directors (whose terms expire at the annual meeting) are Eric K. Brandt, Charles A. Mathews and Jonathan T. Silverstein. The Class III directors (whose terms expire at the 2007 annual meeting of shareholders) are David J. Mazzo, Ph.D., Craig A. Wheeler and Scott M. Whitcup, M.D. The Class I directors (whose terms expire at the 2008 annual meeting of shareholders) are Stephen G. Austin, CPA, Dennis G. Podlesak and Paul G. Thomas.
      Three Class II directors will be elected at the 2006 annual meeting. The Company’s Class II nominees are listed below. Class II directors elected at the annual meeting will hold office until the 2009 annual meeting of shareholders and until their successors are elected and qualified, unless they resign or their seats become vacant due to death, removal, or other cause in accordance with the bylaws of the Company.
      All nominees have indicated their willingness to serve if elected. Should any nominee become unavailable for election at the annual meeting, the persons named on the enclosed proxy as proxy holders may vote all proxies given in response to this solicitation for the election of a substitute nominee chosen by the Board. Alternatively, the Board may, in its discretion, reduce the size of the Board rather than nominate a substitute.
Nomination of Directors
      The Corporate Governance Committee, which acts as the Company’s nominating committee, reviews and recommends to the Board potential nominees for election to the Board. In reviewing potential nominees, the Corporate Governance Committee considers the qualifications of each potential nominee in light of the Board’s existing and desired mix of experience and expertise. Specifically, the Corporate Governance Committee considers each potential nominee’s scientific and business experience, skills and characteristics, wisdom, integrity, ability to make independent analytical inquiries, understanding of the Company’s business and prospects, and willingness to devote adequate time to Board duties. These criteria are set forth in our Corporate Governance Guidelines, a copy of which is available on our website at www.avanir.com.

      After reviewing the qualifications of potential Board candidates, the Corporate Governance Committee presents its recommendations to the Board, which selects the final director nominees. The Corporate Governance Committee recommended all of the nominees identified below. The Company did not pay any fees to any third parties to identify or assist in identifying or evaluating nominees for the annual meeting.
      The Corporate Governance Committee considers shareholder nominees using the same criteria set forth above. Shareholders who wish to present a potential nominee to the Corporate Governance Committee for consideration for election at a future annual meeting of shareholders must provide the Corporate Governance Committee with certain information regarding the candidate within the time periods set forth below under the caption “Shareholder Proposals.”
Class II Nominees
      The following persons have been nominated by the Company to be elected as Class II directors at the 2006 annual meeting. The table below sets forth the name, age, principal occupation and other directorships held by these persons.

	Director	Current
Name, Age, Business Experience and Directorships	Since	Term Ends

Eric K. Brandt, age 43 President and Chief Executive Officer of Avanir Pharmaceuticals	2005	2006
Mr. Brandt has served as our President and Chief Executive Officer and as a director since September 2005. Prior to joining Avanir, Mr. Brandt was Executive Vice President, Finance and Technical Operations, Chief Financial Officer of Allergan, Inc., where he exercised broad corporate and operational responsibility. He also served at Allergan in the roles of Executive Vice President, Finance, Strategy and Corporate Development, Chief Financial Officer; President of the Global Consumer Eye Care Business and Corporate Vice President; and Chief Financial Officer. Prior to joining Allergan in 1999, Mr. Brandt spent ten years with the Boston Consulting Group, lastly in the role of Vice President/ Partner and as a senior member of the firm’s health care practice, having worked with several of the largest global pharmaceutical companies on issues such as commercial strategy, mergers and acquisitions, post-merger integration, manufacturing strategy and streamlining research and development processes. Mr. Brandt has a B.S. degree in chemical engineering from MIT and an M.B.A. degree from the Harvard Business School. Mr. Brandt serves on the Board of Vertex Pharmaceuticals, Inc., where he is Chair of the Audit Committee, and on the Board of Dentsply International, Inc.

Charles A. Mathews, age 66 Chairman of the Board of Avanir Pharmaceuticals	2001	2006
Mr. Mathews has served as our Chairman of the Board since March 2005 and is an active private investor. Most recently, Mr. Mathews served as the past president of the San Diego Tech Coast Angels, part of an affiliation of over 200 accredited “angel” investors active in the life science and technology industries. From April 2002 until January 2004, Mr. Mathews served as the President and Chief Executive Officer of DermTech International, a privately held contract research organization focused on dermal and transdermal drugs. From 1996 to April 2002, Mr. Mathews was an independent management consultant, providing CEO-level consulting services to various public and private companies. He continues to serve as a director for several privately held companies. During his career, Mr. Mathews has held general management responsibilities for companies operating in nine countries on three continents, and has served on boards of directors of over twenty companies in seven countries. Mr. Mathews is actively involved in community service and is a member of the Chairmen’s Round Table of San Diego. He was recognized as the 2003 Director of the Year for Corporate Governance by the Corporate Directors Forum, San Diego.

	Director	Current
Name, Age, Business Experience and Directorships	Since	Term Ends

Jonathan T. Silverstein, age 37 General Partner, OrbiMed Advisors LLC	2004	2006
Mr. Silverstein is a General Partner at OrbiMed Advisors LLC, the world’s largest fully dedicated healthcare fund manager. Prior to joining OrbiMed in 1998, Mr. Silverstein was the Director of Life Sciences at Sumitomo Bank, Limited, where he was in charge of strategic alliances and mergers and acquisitions in the biotechnology sector. Mr. Silverstein holds a B.A. degree in economics from Denison University and J.D. and M.B.A. degrees from the University of San Diego. Currently, he is a director of Given Imaging, Ltd. and DOV Pharmaceuticals and several private companies.
Class III Directors continuing in office until 2007
      The following table sets forth the name, age and principal occupation for the persons indicated and other directorships of the Class III members of the Board of Directors.

	Director	Current
Name, Age, Business Experience and Directorships	Since	Term Ends

David J. Mazzo, Ph.D., age 49 President and Chief Executive Officer, Chugai Pharma, USA	2005	2007
Dr. Mazzo has been the President and Chief Executive Officer of Chugai Pharma USA, the U.S. subsidiary of Chugai Pharmaceutical Ltd. of Japan, where he provides strategic scientific and managerial direction for the company since April 2003. Prior to joining Chugai, Dr. Mazzo served in management positions in several international pharmaceutical companies, most recently as Senior Vice President, Global Development Operations at the Schering-Plough Research Institute, and as Senior Vice President and Global Head Pharmaceutical Development at Hoechst Marion Roussel. He serves as a director for pSivida Ltd. of Perth, Australia. Dr. Mazzo was awarded his B.S. degree in chemistry and B.A. degree in Honors (Interdisciplinary Humanities) from Villanova University and his doctorate degree in analytical chemistry from the University of Massachusetts, Amherst.

Craig A. Wheeler, age 45 President, Chiron BioPharmaceuticals, Chiron Corporation	2005	2007
Mr. Wheeler joined Chiron Corporation as President, Chiron BioPharmaceuticals, in August 2001. He is responsible for all aspects of the division including commercial, research, development, and manufacturing. Prior to joining Chiron, Mr. Wheeler was a senior member of The Boston Consulting Group’s health care practice and a key contributor to the firm’s practice in hospital strategy, disease management, and pharmaceutical capabilities. Before joining the Boston Consulting Group in 1988, Mr. Wheeler worked for Merck’s MSDRL research unit, where he served as a senior engineer in process development. He recently served as the leader of The Boston Consulting Group’s Scientist’s Network. In partnership with the Rockefeller Foundation, he has joined the Global Alliance for TB Drug Development, a public-private partnership to develop new anti-tuberculosis drugs. Mr. Wheeler holds B.S. and M.S. degrees in chemical engineering from Cornell University and an M.B.A. degree from the Wharton School of the University of Pennsylvania.

	Director	Current
Name, Age, Business Experience and Directorships	Since	Term Ends

Scott M. Whitcup, M.D., age 46 Executive Vice President, Research & Development, Allergan, Inc.	2005	2007
Dr. Whitcup has been Executive Vice President, Research and Development of Allergan, Inc. since July 2004. Dr. Whitcup joined Allergan in January 2000 as Vice President, Development, Ophthalmology. In January 2004, Dr. Whitcup became Allergan’s Senior Vice President, Development, Ophthalmology. Dr. Whitcup was instrumental in obtaining approval of both Lumigan® and Restasis®, two of Allergan’s leading ophthalmology products. From 1993 until 2000, Dr. Whitcup served as the Clinical Director of the National Eye Institute, or the NEI. At the NEI, Dr. Whitcup’s leadership was vital in building the clinical research program and promoting new ophthalmic therapeutic discoveries. Dr. Whitcup is a faculty member at the Jules Stein Eye Institute/ David Geffen School of Medicine at UCLA.
Class I Directors continuing in office until 2008
      The following table sets forth the name, age and principal occupation for the persons indicated and other directorships of the Class I members of the Board of Directors.

	Director	Current
Name, Age, Business Experience and Directorships	Since	Term Ends

Stephen G. Austin, CPA, age 53 Partner, Swenson Advisors, LLP	2003	2008
Mr. Austin has been a Partner in Swenson Advisors, LLP, an accounting and consulting firm, since May 1998. Prior to joining Swenson Advisors, Mr. Austin accumulated over 22 years of experience as an audit partner with Price Waterhouse LLP and with McGladrey & Pullen, LLP, serving both public and private companies. While at Price Waterhouse, Mr. Austin worked in the national office in New York, where he addressed complex accounting and reporting issues for publicly traded companies and worked with various members of the FASB and EITF staffs. Mr. Austin is licensed as a CPA in California and Georgia. He serves as a board member or advisory board member for various not-for-profit foundations, associations and public service organizations in the United States and serves on the Global Board of Directors of Integra International, an international federation of accounting firms. In 2004, Mr. Austin published a book on business ethics entitled, “Rise of the New Ethics Class.”

	Director	Current
Name, Age, Business Experience and Directorships	Since	Term Ends

Dennis G. Podlesak, age 47 President and Chief Executive Officer, Cerexa, Inc.	2005	2008
Dennis G. Podlesak has been the President and Chief Executive Officer and a member of the Board of Directors of Cerexa, Inc., a private biotechnology company focused on developing novel anti-infective therapies for the treatment of serious and life-threatening infections, since June 2005. Mr. Podlesak has over 20 years of strategic, operational and commercial experience within the pharmaceutical industry. Prior to the formation of Cerexa, Mr. Podlesak served as the President and Chief Executive Officer and a member of the Board of Directors of Peninsula Pharmaceuticals, Inc. from September 2004 to June 2005, when Peninsula was sold to Johnson & Johnson in June 2005. Prior to joining Peninsula, Mr. Podlesak served as a Senior Vice President and Head of a North American Business Unit, and was a member of the Pharmaceutical Executive Committee and Global Leadership Team of Novartis AG, a global pharmaceutical company, from February 2003 to August 2004. Prior to joining Novartis, Mr. Podlesak served as a Vice President and was responsible for an eye care division of Allergan, Inc., where he also served as a member of the North American and Global Management Teams from July 1998 to October 2002. Earlier in his career, Mr. Podlesak spent ten years with SmithKline Beecham (now GlaxoSmithKline) and held eight progressively responsible positions during his tenure with the company. Mr. Podlesak has served on a number of industry boards and currently serves on the board of directors of Prevent Blindness, a non-profit organization that focuses on preventable blindness, with a particular emphasis on children. Mr. Podlesak received an M.B.A. degree from Pepperdine University and a B.A. degree in business administration from Western Illinois University.

Paul G. Thomas, age 49 President, Chief Executive Officer and Chairman, LifeCell Corp.	2005	2008
Mr. Thomas has served as Director, President and Chief Executive Officer of LifeCell Corp. since October 1998 and as Chairman of the LifeCell Board of Directors since June 1999. Prior to joining LifeCell, Mr. Thomas was President of the Pharmaceutical Products Division of Ohmeda Inc., a world leader in inhalation anesthetics and acute care pharmaceuticals. Mr. Thomas received his M.B.A. degree with an emphasis in Marketing and Finance from Columbia University Graduate School of Business and completed his postgraduate studies in chemistry at the University of Georgia Graduate School of Arts and Science. He received his B.S. degree cum laude in chemistry from St. Michael’s College in Vermont.
Vote Required
      The three nominees who receive the greatest number of affirmative votes of the shares present in person or by proxy will be elected as Class II directors. Any shares that are not voted, whether by abstention, broker non-votes or otherwise, will not affect the election of directors, except to the extent that the failure to vote for an individual will result in another individual receiving a larger proportion of the votes cast. Holders of proxies solicited by this proxy statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, then FOR the election of all the nominees named in this proxy statement.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE NOMINEES LISTED ABOVE.

PROPOSAL NO. 2
AMENDMENT TO 2005 EQUITY INCENTIVE PLAN
      At the annual meeting, the shareholders of the Company will be asked to approve an amendment to the 2005 Equity Incentive Plan (the “Plan”) to remove a limitation under the Plan on the use of certain types of awards. The purpose of the amendment is to provide the Company with greater flexibility in the use of various types of stock-based compensation to facilitate building a performance-based culture. This proposed change is principally driven by the trends in using restricted stock versus options as a performance tool and the desire of the Company to implement performance-based vesting.
Proposal
      The Plan is a broad-based equity incentive plan that allows for the issuance of various types of equity awards including stock options, restricted stock, restricted stock units, stock appreciation rights and cash awards. Currently, the Plan has a total of 3,083,669 shares of Class A common stock reserved for issuance, of which 2,303,669 remain available for future grants. However, the Plan currently provides that no more than 15% of the reserved shares may be issued in the form of restricted stock, which includes restricted stock units (together, “stock awards”).
      Consistent with many other plans in the industry and to better enable the use of performance-based awards, this proposal would remove the restrictions on the use of stock awards, such that all types of awards under the Plan are subject to the same limitations on issuance. If this proposal is approved at the annual meeting, any number of shares may be issued as stock awards, up to the total number of shares available for issuance under the Plan. This proposal has no effect on the total number of shares reserved for issuance under the Plan.
Purpose of Amendment
      The Company believes that the Plan currently does not reflect recent trends in equity-based compensation. Specifically, more shareholders are requiring performance-oriented targets and the use of equity awards that can both lose value and increase in value as our stock price may fall or rise. The current limitation on the use of stock awards limits our ability to structure compensation practices in ways that address these shareholder desires and provide for more of a performance-based incentive.
      Additionally, because the Company will be required under generally accepted accounting principles to begin recording an expense charge in fiscal 2006 for stock options, the Company has determined that the use of other types of awards, including stock awards, may result in a lower overall charge for compensation expense. As a result, the current limitation under the Plan regarding the use of stock awards may limit the Company’s ability to structure its equity-based compensation in a way that could lower its compensation expenses.
      Finally, because the biotechnology job market is very competitive, the Company believes that it may need to be able to issue stock awards in order to attract and retain qualified employees. Given that the Company is seeking to hire a significant number of new employees over the next two years, the current limitation on the issuance of stock awards under the Plan could adversely impact the Company’s ability to successfully attract the strongest candidates.
Plan Information
      Set forth below is certain summary information regarding stock awards that may be issued under the Plan. This summary is qualified in its entirety by reference to the complete text of the Plan, a copy of which can be obtained from the Company upon request.
      Vesting. The grant or vesting of a stock award may be made contingent on achievement of performance goals established by the Plan administrator or contingent upon certain time-based criteria, such as length of service with the Company. Performance-based vesting provides that stock awards will vest upon the satisfaction of objectively determinable performance criteria. These criteria are generally established when the stock award is granted and relate to a performance condition for which performance is uncertain at the time of grant. Performance conditions include, for example, revenue growth, earnings per share, individual performance metrics and other measurable goals. The use of performance-based vesting is intended to tie equity compensation to increased shareholder value.
      If the Plan administrator provides that a stock award may be exercised before being fully vested, then the Company will have the right after the termination of an awardee to reacquire for a period of time any or all of the award shares that were unvested as of the date of termination (so-called “reverse vesting”).
      Eligibility. Stock awards may be granted under the Plan to employees, directors and consultants of the Company, its affiliates and subsidiaries. The Plan is a broad-based employee plan and, as of December 5, 2005, the Company had approximately 76 employees and eight non-employee directors who are potentially eligible to participate in the Plan. The Company expects, however, that the number of eligible Plan participants will increase substantially over the next two years as the Company prepares to market Neurodex with its own sales force, assuming Neurodex is approved by the FDA for marketing.
      Repricing of Awards. The Plan provides that awards may not be repriced, replaced or regranted through cancellation or modification without shareholder approval.
Federal Income Tax Consequences Under the Plan
THE FOLLOWING IS A GENERAL SUMMARY OF THE TYPICAL MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE ISSUANCE AND EXERCISE OF STOCK AWARDS UNDER THE PLAN. IT DOES NOT DESCRIBE OTHER TYPES OF AWARDS OR STATE TAX CONSEQUENCES.
      A recipient of a stock award has taxable income in the amount equal to the excess of the fair market value of the stock on the date it “vests” over any consideration paid for the common stock (the “spread”). Stock vests either when (i) it is no longer subject to a “substantial risk of forfeiture” (such as a bona fide right of repurchase in favor of the Company upon cessation of employment) or (ii) the recipient has made an election under Section 83(b) of the Code. The taxable income constitutes wages subject to income and employment tax withholding, and the Company receives a corresponding income tax deduction. The recipient will have a basis in his or her shares equal to the value of the shares on the date they vest, and the holding period for the shares will date from vesting. In general, a sale of the shares will produce capital gain or loss which will be long term or short term depending on the period of time included in the recipient’s holding period, except that a recipient who makes a Section 83(b) election will not be entitled to any loss should the shares subsequently be forfeited back to the Company.
      Section 162(m) of the Code disallows a federal income tax deduction to publicly held companies for certain compensation paid to certain of their executive officers, to the extent that compensation exceeds $1 million per covered officer in any fiscal year. This limitation applies only to compensation that is not considered performance-based under the Section 162(m) rules. Although the Plan has been structured in a way so that stock awards may qualify as performance-based compensation that is not subject to the $1 million limitation, it is possible that these awards may not be considered “performance-based.”
New Plan Benefits
      Stock awards will be granted at the discretion of the Plan administrator, and accordingly, are not yet determinable. Benefits under the Plan will depend on a number of factors, including the fair market value of our common stock on future dates, our actual performance against performance goals established with respect to performance awards and decisions made by the participants.
Required Vote
      Approval of the amendment to the Plan requires the affirmative vote of a majority of the shares of the Company’s Class A common stock voting in person or by proxy on such proposal at the annual meeting, provided that the total votes cast in favor represents at least a majority of the quorum required for the meeting.

While abstentions and broker non-votes are not counted as votes for or against this proposal, they may have the effect of preventing approval if fewer than half of the shares required to constitute a quorum vote in favor of this proposal.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL NO. 2.
PROPOSAL NO. 3
APPROVAL OF REVERSE STOCK SPLIT
      The Board of Directors has recommended that the shareholders renew the authority of the Board to amend the Company’s Articles of Incorporation to effect a reverse stock split of the outstanding Class A common stock at any time until March 31, 2007 at a specific ratio, ranging from 1-for-2 shares to 1-for-5 shares, to be determined by the Board of Directors. The shareholders of the Company approved a similar proposal at our 2004 and 2005 annual meetings of shareholders. The Board’s current authority to effect a reverse stock split will expire March 17, 2006. The Board has not necessarily determined that it will effect a reverse stock split if this proposal is approved but, for the reasons discussed below, the Board recommends that the shareholders vote in favor of this proposal.
      If our shareholders approve this proposal, the Board of Directors will have the discretion to elect, as it determines to be in the best interests of the Company at any time until March 31, 2007, whether or not to effect the reverse stock split, and if so, the specific ratio to be used within this range and the exact timing of the reverse stock split. If the Board were to effect a reverse stock split, a number of shares of outstanding Class A common stock, ranging from 2 shares to 5 shares will be automatically converted into one share of Class A common stock, and the market price of our common stock should increase proportionately. As of December 5, 2005, the Company had outstanding 116,049,822 shares of Class A common stock and our closing stock price on AMEX on that date was $3.11 per share.
      In deciding whether to implement the reverse stock split, and the ratio to be used, the Board of Directors will consider, among other things, (i) the potential impact and anticipated benefits as the Company moves toward profitability, (ii) the market price of the Company’s common stock at such time, (iii) the number of shares that will be outstanding after the split, (iv) the shareholders’ equity at such time, (v) the shares of Class A common stock available for issuance in the future, and (vi) the nature of the Company’s operations, as discussed below. The reverse stock split would only become effective upon filing a Certificate of Amendment to the Company’s Articles of Incorporation (the “Certificate of Amendment”). The form of Certificate of Amendment to effect the reverse stock split is attached to this Proxy Statement as Annex A and the following discussion is qualified in its entirety by the full text of the Certificate of Amendment.
Purposes of the Reverse Stock Split
      The Board believes that if Neurodex is ultimately approved for sale by the FDA and the Company proceeds to market the drug directly, the Company’s outstanding shares may need to be reduced to (i) create a capital structure that better reflects a potentially profitable company, (ii) better match the number of shares outstanding with the size of the Company in terms of market capitalization, shareholders’ equity, operations and potential earnings, (iii) better enable the Company to raise funds to finance our planned sales and marketing activities and (iv) facilitate higher levels of institutional stock ownership, where investment policies generally prohibit investments in lower-priced securities such as our Class A common stock.
      The Board believes that in order to provide a meaningful level of earnings per share, assuming the Company achieves profitability, a reverse stock split will provide a share count that is more consistent with the Company’s potential economics. Specifically, the lower share count will facilitate meaningful levels of per share earnings and better enable our shareholders to identify changes in operating results as the Company eventually moves to profitability.
      The Board further believes that an increased stock price may encourage investor interest and improve the marketability of our Class A common stock to a broader range of investors, and thus improve liquidity.

Because of the trading volatility often associated with low-priced stocks, many brokerage firms and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. The Board of Directors believes that the anticipated higher market price resulting from a reverse stock split may, to some extent, reduce the negative effects on the marketability and liquidity of the Class A common stock inherent in some of the policies and practices of institutional investors and brokerage firms described above. Additionally, a higher share price may give the Company the added flexibility to list its shares on a different stock exchange or quotation service, such as the Nasdaq National Market, although the Company has no current plans to do so.
      The purpose of seeking shareholder approval of a range of exchange ratios (rather than a fixed exchange ratio) is to provide the Company with the flexibility to achieve the desired results of the reverse stock split. If the shareholders approve this proposal, the Board of Directors would effect a reverse stock split only upon the Board’s determination that a reverse stock split would be in the best interests of the Company at that time. If the Board were to effect a reverse stock split, the Board would set the timing for such a split and select the specific ratio within the range set forth herein. No further action on the part of shareholders will be required to either implement or abandon the reverse stock split. If shareholders approve the proposal, and the Board of Directors determines to implement the reverse stock split, we would communicate to the public, prior to the effective date of the reverse split, additional details regarding the reverse split, including the specific ratio the board selects. If the Board of Directors does not implement the reverse stock split by March 31, 2007, the authority granted in this proposal to implement the reverse stock split will terminate.
      The Board of Directors reserves its right to elect not to proceed with the reverse stock split if it determines, in its sole discretion, that this proposal is no longer in the best interests of the Company.
Potential Risks of the Reverse Stock Split
      If the Board effects a reverse stock split, there can be no assurance that the price of the Class A common stock will continue at a level proportionate to the reduction in the number of outstanding shares resulting from the reverse stock split. For example, based on the closing price on AMEX of our Class A common stock on December 5, 2005 of $3.11 per share, if the Board of Directors decided to implement a reverse stock split at a ratio of 1-for-2, there can be no assurance that the post-split market price of our Class A common stock would be $6.22 or greater. Accordingly, the total market capitalization of our Class A common stock immediately after the proposed reverse stock split may be lower than before the reverse stock split.
      Additionally, the liquidity of our Class A common stock could be affected adversely by the reduced number of shares outstanding after the reverse stock split. Although the Board of Directors believes that a higher stock price may help generate investor interest, there can be no assurance that the reverse stock split will result in a per share price that will attract institutional investors or investment funds, or that our share price will satisfy the investing guidelines of institutional investors or investment funds. As a result, any decreased liquidity that may result from having fewer shares outstanding may not be offset by increased investor interest in our Class A common stock.
Principal Effects of a Reverse Stock Split
      If the Board effects a reverse stock split, our outstanding shares of Class A common stock will be reduced by the split ratio and the market price of our common stock on AMEX should increase proportionately. Similarly, the number of shares that may be acquired upon the exercise of our outstanding options and warrants will be decreased and the exercise price under these options and warrants will increase proportionately, in each case as described below.

Common Stock
      Our Class A common stock is currently registered under Section 12(b) of the Securities Exchange Act of 1934 (the “Exchange Act”), and we are subject to the periodic reporting and other requirements of the Exchange Act. No reverse stock split within the range of ratios proposed will affect the registration of our

Class A common stock under the Exchange Act. If the reverse stock split is implemented, our Class A common stock will continue to be listed on AMEX under the symbol “AVN,” although we expect that AMEX would temporarily append an additional letter to our trading symbol after the reverse stock split to provide shareholders with notice of the action.
      After the effective date of the reverse stock split, each shareholder will own fewer shares of our Class A common stock, but the per-share value of these shares should increase proportionately. The reverse stock split will affect all of our shareholders uniformly and will not affect any shareholder’s percentage ownership interests in us, except to the extent that the reverse stock split results in any of our shareholders owning a fractional share, as described below. Proportionate voting rights and other rights and preferences of the holders of our Class A common stock will not be affected by the reverse stock split other than as a result of the payment of cash in lieu of fractional shares. A reverse stock split is likely to result in some shareholders owning “odd-lots” of fewer than 100 shares of Class A common stock. Brokerage commissions and other costs of transactions in odd lots may be somewhat higher than the costs of transactions on “round-lots” of even multiples of 100 shares.
      The reverse stock split would not change the number of authorized shares of Class A common stock designated by our Articles of Incorporation. Currently, we have authorized 200 million shares of Class A common stock. Thus, because the number of issued and outstanding shares of Class A common stock would decrease, the number of shares remaining available for issuance under our Articles of Incorporation would effectively increase. These additional shares of Class A common stock would be available for issuance from time to time for corporate purposes such as raising additional capital, acquisitions of companies or assets and sales of stock or securities convertible into or exercisable for Class A common stock. We believe that the availability of the additional shares will provide us with the flexibility to meet our business needs as they arise. If we issue additional shares for any of these purposes, the ownership interest of our current shareholders would be diluted in the same manner as would result from any other share issuance. Although we continually examine potential acquisitions of companies or assets or other attractive opportunities, there are no current plans or arrangements to issue any additional shares of our Class A common stock for such purposes.
      This proposal has been prompted solely by the business considerations discussed in the preceding paragraphs. Nevertheless, the additional shares of Class A common stock that would become available for issuance if a reverse stock split is effected could also be used by the Company’s management to delay or prevent a change in control. The Board of Directors is not aware of any pending takeover or other transactions that would result in a change in control of the Company, and the proposal was not adopted in response to any such proposals.
      The following table depicts, by way of example, the potential effects of the reverse stock split, assuming certain exchange ratios within the 1-for-2 to 1-for-5 range, upon the number of shares of Class A common stock outstanding, the number of shares of Class A common stock reserved for future issuance and the number of shares of Class A common stock that would be available for issuance after the reverse stock split at each given ratio. The numbers provided below are as of December 5, 2005.

	Class A	Shares	Shares
	Common Stock	Reserved for	Available for
Reverse Stock Split	Outstanding(1)	Issuance(2)	Issuance

Before Split	116,049,822	15,025,526	68,924,652
1-for-2	58,024,911	7,512,763	134,462,326
1-for-3	38,683,274	5,008,509	156,308,217
1-for-4	29,012,456	3,756,382	167,231,162
1-for-5	23,209,964	3,005,105	173,784,931

(1)	Represents the total number of shares of Class A common stock outstanding after the reverse stock split, but without giving effect to any changes resulting from the payment of cash in lieu of fractional shares.

(2)	Represents the total number of shares reserved for issuance pursuant to outstanding options and warrants, but without giving effect to any changes resulting from the payment of cash in lieu of fractional shares.

Options and Warrants
      All outstanding options and warrants to purchase shares of our Class A common stock, including those held by our officers and directors, would be adjusted as a result of any reverse stock split. In particular, the number of shares issuable upon the exercise of each instrument would be reduced, and the exercise price per share, if applicable, would be increased, in accordance with the terms of each instrument and based on the ratio of the reverse stock split. For example, if an employee had an option under our 2005 Equity Incentive Plan to purchase 5,000 shares of Class A common stock at $3.00 per share, and if we effected a 1-for-2 reverse stock split, that option after the reverse stock split would represent the right to purchase 2,500 shares of Class A common stock at a price of $6.00 per share. Also, the number of shares reserved for issuance under our existing stock option and equity incentive plans would be reduced proportionally based on the ratio of the reverse stock split.
Rights Agreement
      The Company adopted a shareholder rights plan in March 1999 (the “Rights Plan”), whereby the Company distributed one right (a “Right”) for each outstanding share of Class A common stock. Each share of Class A common stock outstanding at the time of the reverse stock split will have the same number of Rights associated with it as were associated with one share of Class A common stock immediately prior to the reverse stock split. However, ratable adjustments will be made to: (i) the deemed market price of the Series C Junior Participating preferred stock, (ii) the redemption price per Right and (iii) the “spread” used to calculate the consideration that may be issued in exchange for a Right. The foregoing summary is qualified in its entirety by the full text of the Rights Plan, a copy of which has been filed with the SEC and is available from the Company.
Fractional Shares
      No fractional shares of our Class A common stock will be issued as a result of the proposed reverse stock split. In lieu of issuing fractional shares, the Company may either (i) directly pay each shareholder who would otherwise be entitled to receive a fractional share an amount in cash equal to the closing stock price of our Class A common stock, as quoted on AMEX the day after the reverse stock split becomes effective, multiplied by the fractional share amount, or (ii) make arrangements with its transfer agent or exchange agent to aggregate all fractional shares otherwise issuable in the reverse stock split and sell these whole shares as soon as possible after the effective date of the reverse stock split at then prevailing market prices on the open market on behalf of those holders, and then pay each such holder his or her ratable portion of the sale proceeds.
Implementation and Exchange of Stock Certificates
      If our shareholders approve this proposal and our Board of Directors decides to effectuate a reverse stock split, we will file the Certificate of Amendment with the California Secretary of State. The reverse stock split will become effective at the time specified in the amendment, which we expect to be the next business day after the filing of the amendment, and which we refer to as the “effective date.”
      As of the effective date, each certificate representing shares of our Class A common stock before the reverse stock split would be deemed, for all corporate purposes, to evidence ownership of the reduced number of shares of our Class A common stock resulting from the reverse stock split, except that holders of unexchanged shares would not be entitled to receive any dividends or other distributions payable by the Company after the effective date until they surrender their old stock certificates for exchange. All shares underlying options and warrants and other securities would also be automatically adjusted on the effective date.
      The Company’s transfer agent, American Stock Transfer & Trust, is expected to act as the exchange agent for purposes of implementing the exchange of stock certificates. As soon as practicable after the effective date, shareholders and holders of securities exercisable for the Company’s Class A common stock would be notified of the effectiveness of the reverse stock split. Shareholders of record would receive a letter of transmittal requesting them to surrender their old stock certificates for new stock certificates reflecting the adjusted number of shares as a result of the reverse stock split. Beneficial holders (persons who hold their shares in brokerage accounts or “street name”) would not be required to take any further actions to effect the exchange of their shares. No new certificates would be issued to a shareholder until such shareholder has surrendered any outstanding certificates together with the properly completed and executed letter of transmittal to the exchange agent. Until surrender, each certificate representing shares before the reverse stock split would continue to be valid and would represent the adjusted number of shares based on the ratio of the reverse stock split. Shareholders should not destroy any stock certificate and should not submit any certificates until they receive a letter of transmittal.
Accounting Matters
      Because the Class A common stock has no par value, the reverse stock split will not affect the stated capital on the Company’s balance sheet attributable to the Class A common stock. If the Company elects to pay the cost of fractional shares, instead of authorizing its transfer agent to accumulate fractional shares and sell the corresponding whole shares into the market for such purposes, such costs will be deducted from the common stock account on the balance sheet. The per share net income or loss and per share net book value of the Class A common stock will be increased as a result of the reverse stock split, because there will be fewer shares of Class A common stock outstanding. In addition, all per share income and loss numbers for prior years will be restated to reflect the reverse stock split.
No Dissenters Rights
      In connection with the approval of the reverse stock split, shareholders of the Company will not have a right to dissent and obtain payment for their shares under California law or the Company’s Articles of Incorporation or bylaws.
Tax Consequences to Class A Common Shareholders
      The following discussion sets forth the material United States federal income tax consequences that management believes will apply with respect to the Company and the shareholders of the Company who are United States holders at the effective time of the reverse stock split. This discussion does not address the tax consequences of transactions effectuated prior to or after the reverse stock split, including, without limitation, the tax consequences of the exercise of options, warrants or similar rights to purchase stock. Furthermore, no foreign, state or local tax considerations are addressed below. For this purpose, a United States holder is a shareholder that is: (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate whose income is subject to United States federal income tax regardless of its source, or (iv) a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.
      Other than with respect to any cash payments received in lieu of fractional shares discussed below, no gain or loss should be recognized by a shareholder upon his or her exchange of pre-reverse stock split shares for post-reverse stock split shares. The aggregate tax basis of the post-reverse stock split shares received in the reverse stock split (including any fraction of a new share deemed to have been received) will be the same as the shareholder’s aggregate tax basis in the pre-reverse stock split shares. The shareholder’s holding period for the post-reverse stock split shares will include the period during which the shareholder held the pre-reverse stock split shares surrendered in the reverse stock split.
      A shareholder who receives cash in lieu of a fractional share that would otherwise be issued in the reverse stock split will be deemed for federal income tax purposes to have first received the fractional share, with a basis and holding period determined in accordance with the foregoing paragraph. The shareholder will then be deemed to have sold that fractional share to the Company for the cash actually received. The receipt of cash instead in the deemed sale of a fractional share will result in a taxable gain or loss equal to the difference between the amount of cash received and the holder’s adjusted federal income tax basis in the fractional share. Gain or loss will generally be a capital gain or loss. Capital gain of a non-corporate United States holder is generally taxed at a lower rate than other income where the property has a holding period of more than one year. Deductions of capital losses are subject to limitation.
Tax Consequences for the Company
      We should not recognize any gain or loss as a result of the reverse stock split.
Vote Required
      The affirmative vote of the holders of a majority of the Company’s outstanding Class A common stock is required to approve this proposal.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL NO. 3.
PROPOSAL NO. 4
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      Our Audit Committee has selected Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2006, and has further directed that we submit the selection of Deloitte & Touche LLP for ratification by our shareholders at the annual meeting. Although the Company is not required to submit the selection of independent registered public accountants for shareholder approval, if the shareholders do not ratify this selection, the Audit Committee will reconsider its selection of Deloitte & Touche LLP. Even if the selection is ratified, our Audit Committee may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that the change would be in the best interests of the Company.
      The Audit Committee reviews and pre-approves all audit and non-audit services performed by Deloitte & Touche LLP, as well as the fees charged by Deloitte & Touche LLP for such services. In its review of non-audit service fees, the Audit Committee considers, among other things, the possible impact of the performance of such services on the auditor’s independence. The Audit Committee has determined that the non-audit services performed by Deloitte & Touche LLP in the fiscal year ended September 30, 2005 was compatible with maintaining the auditor’s independence. Additional information concerning the Audit Committee and its activities can be found in the following sections of this proxy statement: “Board Committees” and “Report of the Audit Committee.”
      Deloitte & Touche LLP has audited our financial statements annually since our inception. Its representatives are expected to be present at the annual meeting and they will have the opportunity to make a statement, if they desire to do so, and respond to appropriate questions.

Fees for Independent Registered Public Accounting Firm
      The following is a summary of the fees billed to the Company by Deloitte & Touche LLP for professional services rendered for the fiscal years ended September 30, 2005 and 2004:

	2005	2004

Audit Fees:
Consists of fees billed for professional services rendered for the audit of the Company’s annual financial statements (including the audit of internal controls over financial reporting under Section 404 of the Sarbanes-Oxley Act) and the review of the interim financial statements included in the Company’s Quarterly Reports (together, the “Financial Statements”) and for services normally provided in connection with statutory and regulatory filings or engagements	$835,630	$211,164

Other Fees:
Audit-Related Fees
Consists of fees billed for assurance and related services reasonably related to the performance of the annual audit or review of the Financial Statements (defined above)	0	0
Tax Fees
Consists of fees billed for tax compliance, tax advice and tax planning	21,365	17,234
All Other Fees
Consists of fees billed for other products and services not described above	1,500	1,500

Total Other Fees	22,865	18,734

Total All Fees	$858,495	$229,898

Vote Required
      Ratification of the selection of the independent registered public accounting firm requires the affirmative vote of a majority of the shares present in person or by proxy and voting on the proposal, provided that the total votes cast in favor represents at least a majority of the quorum required for the meeting. While abstentions and broker non-votes are not counted as votes for or against this proposal, they may have the effect of preventing approval if fewer than half of the shares required to constitute a quorum vote in favor of this proposal.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 4.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT
      The following table sets forth certain information regarding the beneficial ownership (as defined by Rule 13d-3 under the Securities Exchange Act of 1934) of our outstanding Class A common stock as of December 5, 2005 by: (i) each of our directors, named executive officers and our former President and Chief Executive Officer; (ii) all of our current executive officers and directors as a group; and (iii) each person or “group” of persons (as defined under Section 13(d)(3) of the Exchange Act) known by us to own beneficially 5% or more of the outstanding shares or voting power of our voting securities. The table is based upon information set forth in documents filed by certain shareholders with the SEC and information supplied by our directors, officers and principal shareholders. Unless otherwise indicated, each of the listed persons has sole voting and sole investment power with respect to the shares beneficially owned, subject to community property laws, where applicable.

		Stock Options
	Shares	and Warrants
	Beneficially	Exercisable		Percent of
Name & Address of Beneficial Owner(1)	Owned	Within 60 days(2)	Total	Class(3)

OrbiMed Capital LLC(4)	9,341,038	20,417	9,361,455	8.07%
767 Third Avenue 30th Floor New York, NY 10017
Directors and Executive Officers
Jonathan T. Silverstein, J.D.(4)	9,341,038	20,417	9,361,455	8.07%
Eric K. Brandt(5)	1,000,000	—	1,000,000	*
R. Martin Emanuele, Ph.D.	—	140,799	140,799	*
James E. Berg	49,000	513,466	562,466	*
Jagadish Sircar, Ph.D.	44,902	196,831	241,733	*
Gregory P. Hanson, CMA	22,352	550,781	573,133	*
Charles A. Mathews	17,500	60,000	77,500	*
Steven G. Austin, CPA	10,000	39,199	49,199	*
Dennis G. Podlesak	—	—	—	*
Paul G. Thomas	—	—	—	*
Scott M. Whitcup, M.D.	—	—	—	*
Craig A. Wheeler	—	—	—	*
David J. Mazzo, Ph.D.	—	—	—	*
All directors and officers as a group (14 persons)	10,484,792	1,521,493	12,006,285	10.21
Former Officer
Gerald J. Yakatan, Ph.D.(6)	1,473,300	1,639,000	3,112,300	2.64%

*	Less than one percent.

(1)	Unless otherwise indicated, the address for all persons shown is c/o Avanir Pharmaceuticals, 11388 Sorrento Valley Road, San Diego, California 92121.

(2)	Represents shares of Class A Class A common stock that can be acquired upon the exercise of stock options, warrants and other rights exercisable within 60 days from December 5, 2005.

(3)	Based upon 116,049,822 shares of Class A common stock outstanding as of December 5, 2005. The percentage ownership and voting power for each person (or all directors and executive officers as a group), is calculated by assuming the exercise of all stock options exercisable within 60 days from December 5, 2005 held by such person and the non-exercise and non-conversion of all other outstanding warrants, options and convertible securities.

(4)	Based on a Form 4 filed by Jonathan T. Silverstein on October 24, 2005 and on information provided to the Company. Jonathan T. Silverstein is a partner of OrbiMed Capital II LLC and OrbiMed Advisors LLC. OrbiMed Capital II LLC is the General Partner of Caduceus Private Investments II, LP and Caduceus Private Investments II (QP), LP. OrbiMed Advisors LLC is a member of the Managing Member of UBS Juniper Crossover Fund, L.L.C. As of October 20, 2005, Caduceus Private Investments II, LP held 6,234,107 shares, Caduceus Private Investments II (QP), LP held 2,334,178 shares and UBS Juniper Crossover Fund, L.L.C. held 772,753 shares of Class A common stock. As a general partner of OrbiMed Capital II LLC and OrbiMed Advisors LLC, Mr. Silverstein may be deemed to have beneficial ownership of such shares; Mr. Silverstein disclaims beneficial ownership of such shares. Samuel D. Isaly, a natural person (“Isaly”), owns a controlling interest in OrbiMed Advisors LLC and OrbiMed Capital II LLC. Isaly owns, pursuant to the terms of the limited liability company agreement of each of OrbiMed Advisors LLC and OrbiMed Capital II LLC, a controlling interest in the outstanding limited liability company interests of such entity. As a result, Isaly, OrbiMed Advisors LLC and OrbiMed Capital II LLC share power to direct the vote and to direct the disposition of such shares.

(5)	Represents shares of restricted stock issued to Mr. Brandt pursuant to his employment agreement. Such shares are subject to a right of repurchase in favor of the Company that lapses over three years in accordance with the vesting schedule set forth in Mr. Brandt’s employment agreement.

(6)	Based on a Form 4 filed by Dr. Yakatan on March 31, 2005 (the “Form 4”) and additional information provided to the Company as of December 7, 2005. The shares reported as beneficially held by Dr. Yakatan includes 1,394,700 shares held by IriSys, Inc. Dr. Yakatan is a director and the majority shareholder in IriSys and may be deemed to be the beneficial holder of such shares. Dr. Yakatan has claimed beneficial ownership of the shares held by IriSys only to the extent of his equity ownership in IriSys.
BOARD OF DIRECTORS AND COMMITTEES
      During fiscal 2005, our Board of Directors met 13 times. Each director attended at least 75% of the meetings of the Board of Directors and meetings of the committees of which he or she was a member in our last fiscal year. During fiscal 2005, our Board of Directors had an Audit Committee, a Compensation Committee, a Corporate Governance Committee and an Executive Committee. In the first quarter of fiscal 2006, the Board also established a Science Committee. All members of these committees, with the exception of the Executive Committee, are non-employee directors who are deemed independent. In addition, all members of our Board of Directors attended the 2005 Annual Meeting of Shareholders. Although the Company has no formal policies regarding director attendance at annual meetings, it does expect all members of the Board of Directors to attend the 2006 Annual Meeting.
Board Committees
      Audit Committee. As of the record date, the Audit Committee was comprised of Mr. Austin (Chairman) and Messrs. Mathews, Podlesak and Wheeler. The Audit Committee selects the Company’s independent registered public accounting firm, approves their compensation, oversees and evaluates the performance of the independent registered public accounting firm, oversees the accounting and financial reporting policies and internal control systems of the Company, reviews the Company’s interim and annual financial statements, independent registered public accounting firm reports and management letters, and performs other duties, as specified in the Audit Committee Charter, a copy which is attached to this proxy statement as Annex B. The Audit Committee met 5 times in fiscal 2005. All members of the Audit Committee satisfy the current independence standards promulgated by AMEX and the SEC and the Board has determined that Mr. Austin is an “audit committee financial expert,” as the SEC has defined that term in Item 401 of Regulation S-K.
      Compensation Committee. As of the record date, the Compensation Committee was comprised of Mr. Thomas (Chairman) and Messrs. Podlesak, Silverstein and Wheeler. The Compensation Committee determines compensation levels for the Company’s executive officers and directors, oversees administration of the Company’s equity compensation plans, and performs other duties regarding compensation for employees and consultants as the Board may delegate from time to time. The Compensation Committee met 9 times in fiscal 2005. A copy of the Compensation Committee charter is available on the Company’s website at www.avanir.com. All members of the Compensation Committee satisfy the current AMEX independence standards.
      Corporate Governance Committee. As of the record date, the Corporate Governance Committee was comprised of Mr. Mathews (Chairman), Mr. Austin and Drs. Mazzo and Whitcup. The Corporate Governance Committee oversees the Company’s Code of Conduct, develops and implements policies and processes regarding corporate governance matters, assesses Board membership needs and acts as the Company’s nominating committee by reviewing potential director nominees and recommending nominees to the Board. The Corporate Governance Committee met 11 times in fiscal 2005. A copy of the Corporate Governance Committee charter is available on our website at www.avanir.com. All members of the Corporate Governance Committee satisfy the current AMEX independence standards.
      Executive Committee. As of the record date, the Executive Committee was comprised of Mr. Brandt (Chairman), Messrs. Mathews, Silverstein and Thomas and Dr. Mazzo. Subject to certain exceptions, the Executive Committee is authorized to act on any matter that the Board may consider when the Board is not in session. The Executive Committee did not hold any meetings in fiscal 2005.
      Science Committee. In October 2005, the Board of Directors formed a Science Committee to advise management on scientific matters. As of the record date, the Science Committee was comprised of Drs. Whitcup (Chairman) and Mazzo and Messrs. Silverstein and Thomas.
Corporate Governance
      Governance Principles. We believe that our Board of Directors and committees, led by a group of strong and independent directors, provide the necessary leadership, wisdom, and experience that the Company needs in making sound business decisions. Our Code of Business Conduct and Ethics helps clarify the operating standards and ethics that we expect of all of our officers, directors and employees in making and implementing those decisions. Waivers of our Code of Business Conduct and Ethics may only be granted by the Board or the Corporate Governance Committee and will be publicly announced promptly in our SEC filings. In furthering our commitment to these principles, we invite you to review our Code of Business Conduct and Ethics and other corporate governance materials located on our website at www.avanir.com.
      Additionally, the Board and each of the three principal Board committees (Audit, Corporate Governance and Compensation) in 2005 conducted an annual self-evaluation of their effectiveness. Through this self-evaluation process, we strive to continually improve our corporate governance structure and practices. We are proud of our corporate governance policies and proud of the recognition that we have received in this area from Institutional Shareholder Services (“ISS”). As of November 1, 2005, ISS reported that Avanir had scored higher than 93% of the companies in the Russell 3000® Index and 95% of the companies in the Pharmaceuticals and Biotechnology Group, based on the ISS “Corporate Governance Quotient,” a measure of corporate governance strength.
      Director Independence. We believe that the Company benefits from having a strong and independent Board of Directors. For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with the Company that would affect his or her exercise of independent judgment. On an annual basis, the Board reviews the independence of all directors under guidelines established by AMEX and in light of each director’s affiliations with the Company and members of management. This review considers all known relevant facts and circumstances in making an independence determination. Based on this review, the Board has determined that all directors, other than Mr. Brandt, are independent. Mr. Brandt was determined to lack independence due to his status as the Company’s President and Chief Executive Officer.

Shareholder Communications
      Generally, shareholders who have questions or concerns regarding the Company should contact our Investor Relations department at (858) 622-5202. However, any shareholders who wish to address questions regarding the business or affairs of the Company directly with the Board of Directors, or any individual director, should direct his or her questions in writing to the Chairman of the Board, Avanir Pharmaceuticals, 11388 Sorrento Valley Road, San Diego, California 92121. Upon receipt of any such communications, the Chairman will direct the correspondence to the appropriate person, including individual directors.
COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS
Fiscal 2006 Compensation Survey
      In the first quarter of fiscal 2006, the Compensation Committee engaged Ernst & Young as independent compensation consultants to review director and officer compensation practices within the Company and perform a comprehensive compensation survey within the biotechnology industry. The results of this review and survey are expected in the second quarter of fiscal 2006 and, depending on the recommendations of the compensation consultants, the Compensation Committee may approve certain changes to director and/or officer compensation levels and practices. Set forth below is summary information regarding the current director and officer compensation levels.
Non-Employee Director Compensation
      In March 2005, the Compensation Committee approved a change in the annual retainer fee paid to the Chairman of the Board and other non-employee directors, as well as the reimbursement of certain reasonable out-of-pocket expenses incurred in connection with Board service. A summary of the non-employee director compensation arrangements is set forth below. For purposes of this table, “Standing Committees” are all standing committees of the Board, but excluding the Audit Committee (i.e., Compensation Committee, Corporate Governance Committee, Executive Committee and Science Committee).

Retainer and
Meeting Fees

Annual Retainer Fee:
Chairman of the Board	$35,000
All other non-employee directors	$25,000

Non-Employee Director Committee Meeting Attendance Fees:
Audit Committee Chairman	$2,000
All other Audit Committee members	$1,500
Standing Committee Chairman (excluding Audit)	$1,250
All other Standing Committee members (excluding Audit)	$750

Shares
Underlying
Options (#)

Equity-based compensation:
Initial option grant to newly elected directors*	25,000
Annual option grant to directors who have served at least 6 months**	10,000

*	Option to purchase shares of Class A common stock granted with an exercise price equal to the fair market value of the common stock on the date of grant. Option vests (becomes exercisable) with respect to one-third of the underlying shares on the first anniversary of Board service and then with respect to one-twelfth of the underlying shares quarterly thereafter.

**	Option to purchase shares of Class A common stock granted with an exercise price equal to the fair market value of the common stock on the date of grant. Option is fully vested (exercisable) immediately on the date of grant.
      Non-employee directors are also reimbursed for their reasonable out-of-pocket expenses incurred in connection with attending Board and committee meetings and in attending continuing education seminars, to the extent that attendance is required by the Board or the committee(s) on which that director serves.
      Prior to making the changes in non-employee director compensation in March 2005, the Company paid non-employee directors an annual retainer fee of $20,000 ($30,000 for the Chairman), which was payable on a quarterly basis. Non-employee directors who served on standing committees of the Board were also paid meeting participation fees in the amounts set forth in the preceding table.
      In May 2005, following the resignation of Dr. Yakatan as the Company’s President and Chief Executive Officer, the Board temporarily expanded the duties of the Chairman of the Board to include advising members of management on strategic and operational matters as needed when the Board was not in session. In recognition of these expanded duties, the Chairman received an additional fee of $20,000 per month through September 2005 ($80,000 in total), at which time Mr. Brandt joined the Company.
Summary Compensation Table
      The following tables describe the compensation paid by the Company to our President and Chief Executive Officer, our four other most highly compensated executive officers and our former President and Chief Executive Officer, who resigned in May 2005 (collectively, the “Named Executive Officers”). Compensation information is provided for services rendered by the Named Executive Officers in all capacities for the last three fiscal years.

				Long-Term Compensation
	Annual Compensation
				Securities	Restricted
Name and	Fiscal			Underlying	Stock	All Other
Principal Position	Year	Salary	Bonus †	Options (#)	Awards ($)	Compensation*

Current Officers
Eric K. Brandt(1)	2005	$36,538	$150,000	—	$3,569,000	$2,836
President and	2004	—	—	—		—
Chief Executive Officer	2003	—	—	—		—
James E. Berg	2005	212,547	30,000	110,000	—	4,157
Vice President,	2004	197,697	35,000	20,000	—	2,701
Clinical Affairs and	2003	195,298	25,000	50,000	—	2,799
Product Development
R. Martin Emanuele, Ph.D.	2005	211,874	35,000	85,000	—	4,094
Vice President,	2004	213,828	20,000	—	—	2,592
Business Development	2003	206,230	10,000	25,000	—	3,023
Gregory P. Hanson, CMA	2005	223,871	32,000	50,000	—	4,287
Vice President and	2004	212,787	35,000	10,000	—	2,592
Chief Financial Officer	2003	208,553	25,000	50,000	—	3,023
Jagadish Sircar, Ph.D.	2005	223,864	30,000	50,000	—	4,302
Vice President,	2004	213,068	35,000	30,000	—	2,613
Drug Discovery	2003	205,755	25,000	60,000	—	2,988
Former officer
Gerald J. Yakatan, Ph.D.(2)	2005	$508,514	$88,000	200,000	—	$3,439
Former President and	2004	449,566	102,000	—	—	2,050
Chief Executive Officer	2003	438,098	50,000	100,000	—	4,000

†	Bonus amounts are determined and paid after the end of each fiscal year, but reflect individual and Company performance for the respective fiscal years reflected above.

*	“All Other Compensation” for the Named Executive Officers (excluding Mr. Brandt) consists of matching contributions made by the Company to each respective employee under the Company’s 401(k) Savings Plan. “All other compensation” for Mr. Brandt consists of $2,836 paid to reimburse him for lodging expenses incurred until he is permanently relocated, as set forth in his employment agreement.

(1)	Mr. Brandt joined the Company in September 2005. Bonus amount reflects a signing bonus provided for in his employment agreement. This bonus is subject to forfeiture in certain circumstances if Mr. Brandt’s employment terminates before his first year of service is complete. Long-term compensation represents the fair market value of 1,000,000 shares of restricted Class A common stock issued to Mr. Brandt pursuant to his employment agreement (the “Restricted Stock”). The stated value is based on the closing stock price on the date of acquisition ($3.57 per share), minus the price paid for such shares. The Restricted Stock is subject to a right of repurchase in favor of the Company that lapses over three years pursuant to a vesting schedule set forth in Mr. Brandt’s employment agreement.

(2)	Dr. Yakatan resigned as the Company’s President and Chief Executive Officer in May 2005.
Stock Option Grants in Fiscal 2005
      Set forth below is a summary of all stock options granted in fiscal 2005 to the Named Executive Officers. The exercise price for each stock option equals the closing market price on the date of grant as reported on AMEX All options vest over three years, with one-third vesting on the first anniversary of the date of grant, and the remaining two-thirds vesting ratably during the next two years on a quarterly basis. In certain circumstances, such as the dissolution, merger, or other reorganization of the Company, the vesting of these stock option awards may accelerate. The potential realizable value is calculated by assuming that the stock price on the date of grant appreciates at the indicated rate, compounded annually over the term of the option, and that the option is exercised and sold on the last day of its term at the appreciated stock price. These calculations are based on Securities and Exchange Commission requirements and may not represent future stock prices.

					Potential Realizable
					Value at Assumed
		Percent of Total			Annual Rates of
		Options			Appreciation
		Granted to	Exercise		for Option Terms
	Options	Employees in	Price(s)
Name	Granted (#)	Fiscal Year	($/SH)	Expiration Date	5%	10%

Eric K. Brandt	—	—	—	—	—	—
James E. Berg	75,000	5%	$3.46	11/10/2014	$163,198	$413,576
	35,000	3%	3.10	8/12/2015	68,235	172,921
R. Martin Emanuele, Ph.D.	50,000	4%	3.46	11/10/2014	108,799	275,717
	35,000	2%	3.10	8/12/2015	68,235	172,921
Gregory P. Hanson, CMA	50,000	4%	3.46	11/10/2014	108,799	275,717
Jagadish Sircar, Ph.D.	50,000	4%	3.46	11/10/2014	108,799	275,717
Gerald J. Yakatan, Ph.D.(1)	200,000	15%	3.46	11/10/2014	435,194	1,102,869

(1)	Dr. Yakatan resigned as the Company’s President and Chief Executive Officer in May 2005.

Fiscal Year-End Option Values
      Set forth is a summary of the intrinsic value of all stock options held by the Named Executive Officers at the end of fiscal 2005, measured by the difference between $3.09 per share, which was the closing price for our Class A common stock as quoted on AMEX on the last day of fiscal 2005, and the exercise price for each outstanding option. There were no option exercises in fiscal 2005 by any of the Named Executive Officers.

	Number of Shares
	Underlying Unexercised		Value of Unexercised
	Options at Fiscal		In-the-Money Options at
	Year-End (#)		Fiscal Year-End ($)

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Eric K. Brandt	—	—	—	—
James E. Berg	480,411	127,589	$649,840	$27,685
R. Martin Emanuele, Ph.D.	121,256	3,744	200,024	7,226
Gregory P. Hanson, CMA	527,209	62,539	783,520	21,069
Jagadish Sircar, Ph.D.	170,484	73,114	218,441	35,269
Gerald J. Yakatan, Ph.D.(1)	1,639,000	—	2,010,915	—

(1)	Dr. Yakatan resigned as the Company’s President and Chief Executive Officer in May 2005.
Employment Contracts and Change-in-Control Arrangements

Employment Agreement with Eric Brandt
      In August 2005, we entered into an employment agreement (the “Brandt Agreement”) with Eric Brandt, our President and Chief Executive Officer. The Brandt Agreement provides for at-will employment, with an initial annual base salary of $500,000. Upon the commencement of employment, Mr. Brandt was paid a signing bonus of $150,000, which must be repaid in certain circumstances if Mr. Brandt does not remain employed by the Company for one year. Mr. Brandt is entitled to receive a fixed bonus in February 2006 equal to 60% of his base salary, which is intended to compensate him for a lost bonus at a previous employer, and then will be entitled to receive an annual bonus commencing in October 2006 in a target amount equal to 60% of his base salary. The actual amount of Mr. Brandt’s annual bonus awards will be determined by the Compensation Committee.
      Pursuant to the Brandt Agreement, we also awarded Mr. Brandt 1 million shares of restricted Class A common stock (the “Restricted Stock”), which will vest with respect to one-third of the shares on the first anniversary of his employment with the Company and then with respect to one-twelfth of the shares quarterly thereafter, so that the shares will be fully vested upon Mr. Brandt’s third anniversary of employment with the Company. If Mr. Brandt’s employment terminates for “Cause,” or without “Good Reason” (as such terms are defined in the Brandt Agreement), the Company may reacquire the unvested shares at a nominal purchase price ($0.001 per share).
      Commencing in February 2006, Mr. Brandt will be eligible to receive an annual target stock option grant representing 250,000 shares of Class A common stock with an exercise price equal to the fair market value of the Class A common stock on the date of grant. If and when granted, these annual option grants will be subject to a four-year vesting schedule, with one-quarter of the underlying shares to vest on the first anniversary of the date of grant and then with respect to one-sixteenth of the underlying shares quarterly thereafter.
      Mr. Brandt is entitled to participate in the Company’s existing employee benefit plans. The Company will also reimburse Mr. Brandt for (i) costs of certain life and disability insurance policies (grossed-up for applicable taxes), (ii) reasonable documented relocation expenses, and (iii) temporary housing in San Diego County until he permanently relocates.
      If Mr. Brandt is terminated without Cause, or if he resigns for Good Reason, then he will be entitled to severance pay in an amount equal to his annual base salary plus an amount equal to the greater of 60% of his annual base salary or his last annual bonus (the “Severance Payment”). Additionally, the Company’s right of repurchase on the Restricted Stock will automatically lapse and such shares will then be fully vested.
      If Mr. Brandt’s employment is terminated in connection with a “Change of Control” (as defined), he will be entitled to receive severance payments with a value ranging between one and three times the value of the Severance Payment, with the actual value dependent on the imputed value of the Company in the Change of Control transaction. Additionally, following a Change of Control termination, the vesting of the Restricted Stock and all outstanding options will accelerate and they will become fully vested. In the event that Mr. Brandt is subject to taxation under Section 4999 of the Internal Revenue Code of 1986 or any comparable provisions of state law, the Company will gross-up the payment to Mr. Brandt.

Severance Arrangements with Gerald J. Yakatan, Ph.D.
      In May 2005, Gerald J. Yakatan, Ph.D., resigned as our President and Chief Executive Officer. In connection with his resignation, the Company agreed to treat his resignation in the same manner as provided for a termination without “cause” under his employment agreement. As a result, Dr. Yakatan was entitled to receive severance in an amount equal to one year’s base salary ($476,000), accelerated vesting of stock options to purchase an aggregate of 227,580 shares of Class A common stock and continued healthcare coverage for a one-year period. Additionally, the Company entered into a one-year consulting agreement with Dr. Yakatan, pursuant to which he has agreed to provide up to 30 hours of consulting services, when and as needed, regarding FDA regulatory matters and product development. For these consulting services, the Company will pay Dr. Yakatan an hourly consulting fee of $250. As of September 30, 2005, the Company had not used Dr. Yakatan’s consulting services under this agreement.

Change-in-Control Provisions in Equity Plans
      In March 2002, the Compensation Committee approved a form of stock option agreement for use with the Company’s 1998 and 2000 Stock Option Plan. This form of stock option agreement provides that all stock option awards granted under these plans after that time will become fully exercisable immediately upon a change in control of the Company.
      Under the Company’s 2003 and 2005 Equity Incentive Plans, in any change in control transaction (e.g., the acquisition of the Company by way of merger) if the successor corporation does not assume outstanding awards or issue substitute awards, then the vesting of such awards will accelerate so that they are fully exercisable. The Compensation Committee may also, in its discretion, elect to accelerate the vesting of any or all outstanding awards even if the successor corporation will assume such awards or provide for substitute awards. The vesting of certain options granted to non-employee directors under the 2005 Equity Incentive Plan will automatically accelerate immediately prior to any change in control transaction. Additionally, the 2005 Equity Incentive Plan provides that if a successor corporation assumes outstanding awards (or issues replacement awards) and the award holder is terminated without cause within 12 months following the change in control, then the vesting of awards then held by that person will automatically accelerate. In the event of a proposed dissolution or liquidation of the Company, the Board may cause awards granted under the 2003 and 2005 Equity Incentive Plans to be fully vested and exercisable (but not after their expiration date) before the dissolution is completed, but contingent on its completion.
Compensation Committee, Interlocks and Insider Participation
      The Company’s Compensation Committee currently consists of Mr. Thomas (Chairman) and Messrs. Podlesak, Silverstein and Wheeler. No member of the Compensation Committee was, at any time during fiscal 2005, an officer or employee of the Company. There are no Compensation Committee interlocks between the Company and any other entities involving our executive officers and Board members who serve as executive officers or Board members of such entities.

Stock Performance Graph
      The graph below compares the cumulative total shareholder return on our Class A common stock from September 30, 2000, to September 30, 2005, with the cumulative total return of the Russell 2000 Index and the Nasdaq Pharmaceutical Index over the same period. This comparison of five-year cumulative total returns assumes that $100 was invested in our Class A common stock and in each index on September 30, 2000. The total return for our Class A common stock and the indices used assumes the reinvestment of all dividends. No dividends were declared on our Class A common stock during this period.
COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
AMONG AVANIR PHARMACEUTICALS, RUSSELL 2000
AND THE NASDAQ PHARMACEUTICAL INDEX
Cumulative Total Return

	9/00	9/01	9/02	9/03	9/04	9/05

Avanir Pharmaceuticals	$100	$35	$14	$19	$35	$38
Nasdaq Pharmaceutical Index	$100	$61	$39	$63	$64	$75
Russell 2000 Index	$100	$79	$71	$98	$116	$137
Equity Compensation Plan Information
      The following table sets forth certain information, as of September 30, 2005, regarding the Company’s 1994, 1998 and 2000 Stock Option Plans and 2003 and 2005 Equity Incentive Plans, as well as other stock options and warrants previously issued by the Company as compensation for services.

		Weighted-	Number of securities
		average exercise	remaining available for
		price of	future issuance under
	Number of securities to be	outstanding	equity compensation
	issued upon exercise of	options,	plans (excluding
	outstanding options,	warrants and	securities reflected in
Plan category	warrants and rights	rights	first column) *

Equity compensation plans approved by security holders	6,230,131	$1.82	1,302,072
Equity compensation plans not approved by security holders	170,000	$3.46	2,330,000

Total	6,400,131	$1.86	3,632,072

*	Does not reflect the automatic annual increase in the shares available for issuance under the Company’s 2005 Equity Incentive Plan pursuant to that plan’s “evergreen” feature. In November 2005, the share reserve under the 2005 Equity Incentive Plan increased by 1,093,669 shares.

REPORT OF COMPENSATION COMMITTEE
ON EXECUTIVE COMPENSATION
      The Compensation Committee is responsible for developing and reviewing compensation policies and practices applicable to the Company’s executive officers, including the criteria upon which executive compensation is determined and the components of compensation. The Committee reviews and approves corporate goals and objectives relevant to the Chief Executive Officer compensation, and evaluates and tracks the Chief Executive Officer’s performance in light of these goals and objectives through the fiscal year. The Committee takes into consideration the Chief Executive Officer’s performance and his pay relative to other chief executives in the industry and fixes his compensation based on this evaluation. The Committee also determines the compensation levels for the other executive officers and oversees the administration of the Company’s stock option and equity incentive plans. The Committee may seek the advice of independent consultants and counsel in carrying out its responsibilities.
Compensation Philosophy
      Our philosophy in setting compensation policies for executive officers is intended to maximize shareholder value over time. The Committee strongly believes that executive compensation should be directly linked to continuous improvements in corporate performance (so-called “pay for performance”) and accomplishments that increase shareholder value. In furtherance of this goal, the Committee adopted the following guidelines as a foundation for decisions that affect the levels of compensation:

•	provide a competitive total compensation package that enables the Company to attract and retain key executive talent;

•	align all pay programs with the Company’s annual goals and long-term business strategies and objectives; and

•	provide variable compensation opportunities that are directly linked to the performance of the officers and their impact on improving shareholder value.
      The Committee has historically compensated executive officers with three compensation components: base salary, annual incentive bonus and equity-based incentives. The Committee believes that cash compensation in the form of salary and bonus provides our executives with short-term rewards for success in operations, and that long-term compensation through the award of stock options, restricted stock and other equity awards aligns the objectives of management with those of our shareholders with respect to long-term performance and success.
Fiscal 2005 Performance Assessment
      In determining the total compensation for the Company’s executive officers, the Compensation Committee reviewed comparable compensation data for peer companies within the biotechnology industry and assessed the overall performance of the Company in the prior fiscal year, as well as the individual performance of each executive officer. Each of these considerations is discussed below.
      Peer Assessment. As noted above under the caption, “Fiscal 2006 Compensation Survey,” the Compensation Committee is in the midst of conducting a comprehensive review of the Company’s compensation practices and has commissioned an independent survey by Ernst & Young to provide data on compensation levels and compensation practices within the biotechnology industry. The results of this survey are expected to be available in the second quarter of fiscal 2006 and the Compensation Committee will reevaluate compensation practices and levels as needed once the survey has been completed and reviewed.
      For compensation decisions based on performance in fiscal 2005, the Compensation Committee reviewed a previously commission study of industry compensation data that was compiled in fiscal 2005 (the “2005 Study”).
      The 2005 Study provided compensation data for base salaries, bonus awards and equity-based compensation from a group of companies deemed to be the Company’s peers within the biotechnology industry. In reviewing these data, the Compensation Committee sought to compensate executive officers at or near the mid-point in the peer group, with exceptions being provided where the performance or experience of an individual officer warranted an increase or decrease from the mid-point.
      Overall and Individual Performance. In assessing the Company’s overall performance in fiscal 2005, the Compensation Committee noted the Company’s achievements in partnering its MIF and reverse cholesterol transport programs with Novartis and AstraZeneca, respectively. Additionally, the Compensation Committee noted the submission of the Company’s rolling NDA with the FDA and the acquisition of additional rights to Neurodex from IriSys, Inc. However, the Compensation Committee also noted that the Company had not fully performed on its internal goals and that overall Company performance was judged to be only moderately successful. In assessing individual performance, the Compensation Committee noted the individual contributions of each executive officer and the relative success of each officer in meeting individual performance goals.
Executive Officer Compensation Levels
      Based on the Compensation Committee’s review of the considerations discussed above, the Committee approved the following base salary, cash bonus awards and stock option grants:

•	Base Salary. The Compensation Committee approved an average increase in the base salaries for all Named Executive Officers (excluding the Chief Executive Officer) of 4%, with one officer being awarded an increase of 5% based on his individual contributions over the prior year. Additionally, an officer who was employed by the Company for only a portion of fiscal 2005 received a pro rated 4% base salary increase. After giving effect to these increases, the average base salary for these officers for fiscal 2006 will be approximately $235,000.

•	Bonus Awards. The Compensation Committee used the Company’s overall performance as the metric that would establish the maximum bonuses that could be paid in the aggregate and to any individual officer. Based on the Company’s overall performance in fiscal 2005, the Compensation Committee elected to cap maximum bonuses at approximately 50% of the target amount. Individual bonuses were then established, up to this cap, based on individual performance in fiscal 2005. Based on this review, the Named Executive Officers (excluding the Chief Executive Officer) were awarded bonuses ranging from $30,000 to $35,000, with the average bonus amount being $31,750. Additionally, a pro rated bonus was paid to one officer who was employed by the Company for only a portion of fiscal 2005. These amounts were slightly lower than the bonuses paid for the prior fiscal year, although one officer’s bonus was higher year-over-year due to his individual contributions.

•	Stock Options. Based on a review of the data contained in the 2005 Study and based on individual assessments of performance in fiscal 2005, the Compensation Committee awarded stock option grants ranging from 75,000 to 100,000 shares to each of the Named Executive Officers (excluding the Chief Executive Officer). Additionally, a pro rated stock option grant was awarded to one officer who was employed by the Company for only a portion of fiscal 2005. These options were granted in the first quarter of fiscal 2006, after the announcement of year-end results, and had an exercise price equal to the fair market value of the underlying shares on the date of grant.
Chief Executive Officer Compensation
      Eric Brandt joined the Company as its President and Chief Executive Officer in September 2005 following the resignation of Dr. Yakatan earlier that year. Because Mr. Brandt joined the Company near the end of the fiscal year, the Compensation Committee undertook no evaluation of Mr. Brandt’s performance and made no adjustments to his compensation for fiscal 2006.
      In fixing Mr. Brandt’s initial compensation, the Compensation Committee performed an extensive review of the data contained in the 2005 Study and engaged in lengthy negotiations that were conducted at arm’s length. Based on a review of the 2005 Study data, the Compensation Committee concluded that Mr. Brandt’s base salary and target bonus payments would place him in approximately the top quartile of Chief Executive Officer compensation for peer biotechnology companies. Given Mr. Brandt’s significant experience and historic compensation levels at Allergan, Inc., a large pharmaceutical company, the Committee structured a competitive compensation package, but provided that a large portion of Mr. Brandt’s total compensation would be performance based. Accordingly, approximately 40% of Mr. Brandt’s total recurring annual cash compensation is expected to be performance based.
      In addition to providing Mr. Brandt with a base salary, bonus payments and targeted annual stock option grants, his employment agreement provides him an inducement grant of 1 million shares of restricted stock, which will vest over a three-year period. The Committee concluded that such a restricted stock award was a necessary inducement to cause Mr. Brandt to join the Company and would provide an appropriate performance-based incentive for Mr. Brandt, with the value of this three-year award increasing or decreasing proportionately with the value of the Company’s common stock.
January 6, 2006

Submitted by the Compensation Committee of
the Board of Directors

Paul G. Thomas, Chairman
Dennis G. Podlesak
Jonathan T. Silverstein
Craig A. Wheeler

REPORT OF THE AUDIT COMMITTEE
      The Audit Committee evaluates auditor performance, manages relations with the Company’s independent registered public accounting firm, and evaluates policies and procedures relating to internal control systems. The Audit Committee operates under a written Audit Committee Charter that has been adopted by the Board of Directors, a copy of which is attached to this proxy statement as Annex B. All members of the Audit Committee currently meet the independence and qualification standards for Audit Committee membership set forth in the listing standards provided by AMEX and the SEC.
      Other than Mr. Austin, the Audit Committee members are not professional accountants or auditors. The members’ functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm. The Audit Committee serves a board-level oversight role in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the Audit Committee’s members in business, financial and accounting matters.
      The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Company’s management has the primary responsibility for the financial statements and reporting process, including the Company’s system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended September 30, 2005. This review included a discussion of the quality and the acceptability of the Company’s financial reporting, including the nature and extent of disclosures in the financial statements and the accompanying notes. The Audit Committee also reviewed the progress and results of the testing of the design and effectiveness of its internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.
      The Audit Committee also reviewed with the Company’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States of America, their judgments as to the quality and the acceptability of the Company’s financial reporting and such other matters as are required to be discussed with the Committee under the standard of the Public Company Accounting Oversight Board (United States) and the Securities and Exchange Commission, including Statement on Auditing Standards No. 61 and S-X Rule 2-07. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Statement No. 1. The Audit Committee discussed with the independent registered public accounting firm their independence from management and the Company, including the matters in their written disclosures required by the Independence Standards Board Statement No. 1.
      In addition to the matters specified above, the Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope, plans and estimated costs of their audit. The Committee met with the independent registered public accounting firm periodically, with and without management present, to discuss the results of the independent registered public accounting firm’s examinations, the overall quality of the Company’s financial reporting and the independent registered public accounting firm’s reviews of the quarterly financial statements, and drafts of the quarterly and annual reports.
      In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements should be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2005.
January 6, 2006

Submitted by the Audit Committee of
the Board of Directors

Stephen G. Austin CPA, Chairman
Charles A. Mathews
Dennis G. Podlesak
Craig A. Wheeler

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
      In August 2000, the Company entered into an agreement with IriSys Research & Development, LLC (“IriSys”) to sublicense the exclusive worldwide rights to a patented drug combination, Neurodex, to treat multiple central nervous system disorders. The license agreement was reviewed by an independent consulting firm on behalf of the Board before it was executed and required no upfront payments to IriSys until all phases of clinical development were complete. Dr. Yakatan, the Company’s former president and chief executive officer, was the founder, chairman and the majority shareholder of IriSys. In March 2005, we entered into an asset purchase agreement, pursuant to which our wholly owned subsidiary, Avanir Holding Company, acquired from IriSys all of its rights Neurodex for $1,925,000 in cash and 2,000,000 shares of Avanir Class A common stock. The Corporate Governance Committee of the Board negotiated the terms of this agreement and the terms of the agreement were determined by Standard & Poor’s Valuation to be fair to the Company and its shareholders from a financial point of view. Following the transaction, Avanir, through its wholly owned subsidiary, holds the exclusive worldwide marketing rights to Neurodex for five indications under a royalty-bearing license with the owner of the underlying technology, The Center for Neurologic Study.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Executive officers, directors and greater-than-10% shareholders are required by SEC regulations to furnish us with copies of all reports filed under Section 16(a). To the Company’s knowledge, based solely on the review of copies of the reports furnished to the Company, all executive officers, directors and greater-than-10% shareholders were in compliance with all applicable Section 16(a) filing requirements in fiscal 2005, except that the Company failed to timely a report on Form 4 on behalf of Dr. Emanuele reporting his receipt of a stock option award.
OTHER BUSINESS
      We know of no other matters to be submitted to a vote of shareholders at the annual meeting. If any other matter is properly brought before the annual meeting or any adjournment thereof, it is the intention of the persons named in the enclosed proxy to vote the shares they represent in accordance with their judgment. In order for any shareholder to nominate a candidate or to submit a proposal for other business to be acted upon at the annual meeting, he or she must provide timely written notice to our corporate secretary in the form prescribed by our bylaws.
SHAREHOLDER PROPOSALS
      Shareholder proposals intended to be included in next year’s annual meeting proxy materials must be received by the Secretary of the Company no later than September 8, 2006 (the “Proxy Deadline”). The form and substance of these proposals must satisfy the requirements established by the Company’s bylaws and the SEC.
      Additionally, shareholders who intend to present a shareholder proposal at the 2007 annual meeting must provide the Secretary of the Company with written notice of the proposal between 90 and 120 days prior to the date of the annual meeting, provided, however, that if the 2007 annual meeting date is more than 30 days before or after the anniversary date of the 2006 annual meeting, then shareholders must provide notice within time periods specified in our bylaws. Notice must be tendered in the proper form prescribed by our bylaws. Proposals not meeting the requirements set forth in our bylaws will not be entertained at the meeting.
      Additionally, any shareholder seeking to recommend a director candidate or any director candidate who wishes to be considered by the Corporate Governance Committee, the committee that recommends a slate of nominees to the Board for election at each annual meeting, must provide the Secretary of the Company with a completed and signed biographical questionnaire on or before the Proxy Deadline. Shareholders can obtain a copy of this questionnaire from the Secretary of the Company upon written request. The Corporate Governance Committee is not required to consider director candidates received after this date, or without the required questionnaire. The Corporate Governance Committee will consider all director candidates who comply with these requirements and will evaluate these candidates using the criteria described above under the caption, “Nomination of Directors.” Director candidates who are then approved by the Board will be included in the Company’s proxy statement for that annual meeting.
ANNUAL REPORT
      Our annual report to shareholders for the fiscal year ended September 30, 2005, including audited financial statements, accompanies this proxy statement. Copies of our Annual Report on Form 10-K for fiscal 2005 and the exhibits thereto are available from the Company without charge upon written request of a shareholder. Copies of these materials are also available online through the Securities and Exchange Commission at www.sec.gov. The Company may satisfy SEC rules regarding delivery of proxy statements and annual reports by delivering a single proxy statement and annual report to an address shared by two or more Company shareholders. This delivery method can result in meaningful cost savings for the Company. In order to take advantage of this opportunity, the Company may deliver only one proxy statement and annual report to multiple shareholders who share an address, unless contrary instructions are received prior to the mailing date. We undertake to deliver promptly upon written or oral request a separate copy of the proxy statement and/or annual report, as requested, to a shareholder at a shared address to which a single copy of these documents was delivered. If you hold stock as a record shareholder and prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact the Company’s investor relations department at 11388 Sorrento Valley Road, San Diego, California 92121 or by telephone at (858) 622-5202. If your stock is held through a brokerage firm or bank and you prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact your brokerage firm or bank.
EACH SHAREHOLDER IS URGED TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN
THE ENCLOSED PROXY.

ANNEX A
CERTIFICATE OF AMENDMENT
OF
RESTATED ARTICLES OF INCORPORATION, AS AMENDED
OF
AVANIR PHARMACEUTICALS
Eric K. Brandt and Gregory P. Hanson hereby certify that:
      1.     They are the President and Chief Executive Officer and the Vice President, Chief Financial Officer and Secretary, respectively, of AVANIR Pharmaceuticals, a California corporation (the “Corporation”).
      2.     Article 3.1 of the Restated Articles of Incorporation of the Corporation, as amended to the date of the filing of this certificate, is amended to read in full as follows:

“This Corporation is authorized to issue two classes of shares, designated respectively Class A Common Stock (the “COMMON STOCK”), and Preferred Stock (the “PREFERRED STOCK”). The authorized number of shares of Common Stock is two hundred million (200,000,000). The authorized number of shares of Preferred Stock is ten million (10,000,000). Upon the amendment of this Article to read as herein set forth, (the “Effective Time”), each [2 to 5*] outstanding shares of Class A Common Stock of the Corporation shall be combined and converted automatically into one (1) share of Class A Common Stock. In lieu of any fractional shares to which a holder would be otherwise entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of one share (post-reverse-split), as determined by the Board of Directors of the Corporation.”
      3. This Certificate of Amendment has been duly approved by the Board of Directors of the Corporation.
      4. The foregoing Amendment to the Restated Articles of Incorporation, as amended, has been duly approved by the required vote of the shareholders in accordance with Sections 902 and 903 of the Corporations Code. The outstanding shares of the Corporation consist of                      shares of Common Stock and no shares of Preferred Stock. The number of shares of each class voting in favor of the amendments equaled or exceeded the vote required. The percentage vote required for the approval of the amendments was more than 50 percent of each class entitled to vote.
      We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.
Executed this day of                     at San Diego, California.

Eric K. Brandt
President and Chief Executive Officer

Gregory P. Hanson, CMA
Vice President, Chief Financial Officer and Secretary

*	The ratio for the reverse stock split will be selected by the Board of Directors in its sole discretion and will be within the stated range of 1-for-2 to 1-for-5, as approved by the Company’s shareholders and as described in the accompanying proxy statement. Different versions of this form of Certificate of Amendment will be presented for approval at the annual meeting, with each version containing a different split ratio within the stated range.

A-1

ANNEX B
AVANIR PHARMACEUTICALS
AMENDED AND RESTATED AUDIT COMMITTEE CHARTER
      Avanir Pharmaceuticals maintains a committee of the Board of Directors known as the Audit Committee, which is composed of directors who are independent of the management of the Company and are free of any relationship that, in the opinion of the Board of Directors, would interfere with their exercise of independent judgment as committee members. The committee members must meet the Audit Committee’s membership requirements, follow its statement of policy, and shall have the authorities and responsibilities as described below:
Organization and Membership Requirements
      The Audit Committee shall be composed of three or more directors, as determined by the Board, each of whom shall be “independent,” as that term is defined in Section 10A(m) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and the Rules and Regulations (the “Regulations”) of the Securities and Exchange Commission (the “Commission”) under the Exchange Act, and shall meet the independence and financial literacy requirements of the America Stock Exchange. At least one member of the Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including, but not limited to, being or having been a chief executive officer, chief financial officer, other senior officer with financial oversight responsibilities.
Statement of Policy
      The Audit Committee reports to the Board of Directors and shall provide assistance to the Board of Directors in fulfilling the Board’s responsibility to the shareholders, potential shareholders, business partners, suppliers, service providers, and investment community relating to the corporate accounting, reporting practices, and the quality and integrity of the financial reports of the Company. In so doing, the Audit Committee shall have the responsibility to oversee the accounting and financial reporting processes of the Company and audits of its financial statements and to maintain free and open communication among the directors, the independent auditors, outside general counsel, and the financial management of the Company. Notwithstanding the foregoing, the Audit Committee is not responsible for planning or conducting audits, or determining whether the Company’s financial statements are complete and accurate or in accordance with generally accepted accounting principles.
Authority and Responsibilities
      In carrying out its responsibilities, the Audit Committee will:

•	Appoint and provide for the compensation of a “registered public accounting firm” (as that term is defined in Section 2(a) of the Sarbanes-Oxley Act of 2002) to serve as the Company’s independent auditor, oversee the work of the independent auditor (including resolution of any disagreements between management and the independent auditor regarding financial reporting), evaluate the performance of the independent auditor and, if so determined by the Audit Committee, replace the independent auditor; it being acknowledged that the independent auditor is ultimately accountable to the Board and Audit Committee, as representatives of the Company’s shareholders.

•	Request and evaluate a formal written statement from the independent auditors delineating all relationships between the independent auditors and the Company that could bear on their independence as required by the Independence Standards Board Statement No. 1, discuss such report with the auditor, oversee the independence of the auditors and, if so determined by the Audit Committee, take appropriate action to address issues raised by such evaluation.

•	Discuss with the independent auditor the matters required to be discussed by SAS 61, as may be modified or supplemented.

•	Meet with the independent auditors and financial management of the Company to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof, review such audit including any comments or recommendations of the independent auditors.

•	Review with the independent auditors and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the Company, including any management letter issued by the independent auditor and any responses thereto, and elicit and make recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of such internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper.

•	Instruct the auditor to report to the Audit Committee on all critical accounting policies of the Company, all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of use of such alternative disclosures and treatments and the treatment preferred by the auditors, and other material written communication between the auditors and management.

•	Review the annual report on Form 10-K and quarterly reports on Form 10-Q and press releases on earnings with management and the independent auditors to determine that management and the independent auditors are satisfied with the disclosure and content of the financial statements, management’s discussion and analysis of the Company’s financial condition and results of operations, and other related text to be filed with the Securities and Exchange Commission and presented to the shareholders and public. Any changes in accounting principles should also be reviewed.

•	Meet annually with management and the independent auditor to discuss:

•	the audited annual financial statements and the report of the independent auditor thereon, to discuss significant issues encountered in the course of the audit work, including: restrictions on the scope of activities, access to required information, the adequacy of the disclosure of any off-balance sheet transactions, arrangements and obligations and relationships identified in reports filed with the SEC, and the appropriateness of the presentation of any pro forma financial information included in any report filed with the SEC; and

•	the attestation and report of the independent auditor on the Company’s assessment of the effectiveness of its internal control structure and procedures for financial reporting.

•	Inquire of management and the independent auditors about significant risks or exposures and assess the steps management has taken to minimize such risks to the Company.

•	Provide sufficient opportunity for the independent auditors to meet with the members of the Audit Committee without members of management present. Among the items to be discussed in these meetings are the content of the independent auditor’s letter to Company management, the independent auditors’ evaluation of the Company’s financial and accounting personnel, and the cooperation that the independent auditors received during the course of the audit.

•	Review significant changes to the Company’s accounting principles and practices proposed by the independent auditor, the internal auditor (if any) or management.

•	Review accounting and financial personnel and succession planning within the department.

•	Annually review the Company’s expense reimbursement policies and practices used by the officers and directors.

•	Review management’s compliance with all investment policies that may be adopted by the Board of Directors from time to time.

•	Submit the minutes of all meetings of the Audit Committee to, or discuss the matters discussed at each Audit Committee meeting with, the Board of Directors.

•	Investigate any matter brought to the Audit Committee’s attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment, that is appropriate.

•	Review the Audit Committee Charter annually and update as necessary, giving consideration to additional responsibilities that may be recommended or imposed from time-to-time by The American Stock Exchange, the AICPA, the PCAOB and the SEC, through listing and reporting requirements for companies and auditing requirements for auditors.

•	Prepare the Audit Committee report required by the Regulations to be included in the Company’s annual proxy statement.

•	Include in the proxy materials that are distributed to the shareholders in preparation for the annual shareholders’ meeting a statement indicating whether the Audit Committee has recommended to the Board of Directors that the Company’s audited financial statements should be included in the annual report on Form 10-K for the fiscal year then ended.

•	Establish a procedure for receipt, retention and treatment of any complaints received by the Company about its accounting, internal accounting controls or auditing matters and for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

•	Approve, in advance of their performance, all professional services to be provided to the Company by its independent auditor, provided that the Audit Committee shall not approve any non-audit services proscribed by Section 10A(g) of the Exchange Act in the absence of an applicable exemption. The Audit Committee may delegate to a designated member or members of the Audit Committee the authority to approve such services so long as any such approvals are disclosed to the full Audit Committee as its next scheduled meeting.
*     *     *
As amended August 26, 2003

AVANIR PHARMACEUTICALS
11388 Sorrento Valley Road
San Diego, California 92121
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby constitutes and appoints Eric K. Brandt and Gregory P. Hanson, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of Avanir Pharmaceuticals to be held at the Hilton La Jolla Torrey Pines, located at 10950 North Torrey Pines Road, La Jolla, California, on Monday, February 6, 2006, at 9:00 a.m., local time, and at any adjournments thereof, and to vote as designated.
This proxy, when properly executed, will be voted in the manner you direct. If no direction is made, your proxy will be voted FOR the proposals and nominees described in the enclosed proxy statement and in the discretion of the proxy holders on all other matters that may come before the meeting.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
USING THE ENCLOSED ENVELOPE.
YOUR VOTE IS IMPORTANT! PLEASE VOTE.
(Continued and to be signed on the reverse side)

Proposal 1	Elect Directors to Class II

	o	For All Nominees	o	Withhold Authority	o	For All Except
				For All Nominees		(see instructions below)

	Class II Nominees:		Eric K. Brandt
Charles A. Mathews
Jonathan T. Silverstein

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the name(s) for which you wish to withhold authority below.

Proposal 2	Amend 2005 Equity Incentive Plan

	o	Vote For	o	Vote Against	o	Abstain

Proposal 3	Approve Reverse Stock Split within Stated Range

	o	Vote For	o	Vote Against	o	Abstain

Proposal 4	Ratify Deloitte & Touche LLP as independent registered public accounting firm

	o	Vote For	o	Vote Against	o	Abstain
and to vote on such other business as may properly come before the meeting

Date:

Signature of Shareholder(s)	Signature of Shareholder(s)
This proxy must be signed exactly as the name appears herein. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
THANK YOU FOR VOTING